UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2016

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Canal Street, Third Floor, Stamford, Connecticut	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 307-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Board Members

On July 5, 2016, upon the recommendation of its Nominating and Governance Committee (the “Committee”), the Board of Directors (the “Board”) of The Providence Service Corporation (the “Company”) increased the size of the Board from five to eight members and appointed Todd J. Carter, David A. Coulter and Frank J. Wright (the “New Directors”) as independent directors. Mr. Carter and Mr. Wright were appointed as Class 3 directors to serve until the Company’s 2018 Annual Meeting of Stockholders. Mr. Coulter was appointed a Class 2 director to serve until the Company’s 2017 Annual Meeting of Stockholders.

Todd J. Carter is Co-President and Chief Executive Officer of GCA Savvian Advisors, a global independent investment banking firm, and serves on the firm’s board of directors. He has served in these roles since 2008, and is a co-founder of the firm. Previously, Mr. Carter served as Chairman, President and Chief Executive Officer of Savvian Inc. and Perseus Group. Prior to 2003, he was President of Robertson Stephens & Company Inc., a global investment banking and asset management firm, and served on the firm’s board of directors. Earlier in his career, Mr. Carter was employed by McKinsey & Company and Smith Barney Inc. Additionally, Mr. Carter has served on a number of company, advisory and non-profit boards of directors. Mr. Carter holds a B.A. from the University of Texas and an M.B.A. from Harvard University.

David A. Coulter is a Special Limited Partner of Warburg Pincus. During the past 10 years, he served in roles at Warburg Pincus including Vice Chairman as well as Managing Director and senior advisor focused on the firm’s financial services investment activities. Prior to that, Mr. Coulter held a series of positions at J.P. Morgan Chase and was a member of its Office of the Chairman. He also served as Chairman and Chief Executive Officer of BankAmerica Corporation. Mr. Coulter is a director of Aeolus Re, Santander Asset Management, Triton Container International and Varo Money. He is also a board member of Lincoln Center, Carnegie Mellon University, Third Way and the Northern California Asia Society. Mr. Coulter received a B.S. and an M.S. from Carnegie Mellon University.

Frank J. Wright is founder of the PharmaTrust, a firm that provides advisory services to companies and investors engaged in healthcare services and pharmaceutical development and manufacturing. Mr. Wright has almost 40 years of experience in the chemical and pharmaceutical industries. He served as a senior executive of Alexion Pharmaceuticals LLC from 2012 to 2014, as President of European operations, and is a co-founder of Aptuit, an integrated drug development services company. Prior to that, Mr. Wright held a variety of executive positions in multiple pharmaceutical companies, including Glaxo Wellcome. He is a director of Laurus Labs Private, Limited, Laurus Synthesis Inc., Exela Pharma Sciences and ZenQMS. Mr. Wright qualified in Mechanical Engineering from the University of Strathclyde, Glasgow.

There are no family relationships between the New Directors and any director or officer of the Company, and they have no direct or indirect material interests in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. The New Directors qualify as independent directors under the definition established by the listing standards of the NASDAQ and the rules and regulations of the Securities and Exchange Commission applicable to the Company.

Each of the New Directors will be compensated $41,685 for his services as director in 2016. Additionally, each of the New Directors received a grant of 1,934 shares of restricted stock under The Providence Service Corporation 2006 Long-Term Incentive Plan, as amended. The cash compensation and the share grants are consistent with the 2016 compensation of and share grants made to the current non-employee members of the Board, pro-rated to reflect the New Directors’ appointment on July 5, 2016. The shares of restricted stock will vest one-third on the first, second and third anniversary of the grant date. There are no arrangements or understandings between the New Directors and any other person pursuant to which they were appointed as a directors.

Item 8.01 Other Events.

On July 6, 2016, the Company issued a press release announcing the appointment of Todd J. Carter, David A. Coulter and Frank J. Wright as described herein, which is set forth in Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01

(d) Exhibits

99.1	Press release, dated July 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: July 6, 2016	By:	/s/ Sophia Tawil
	Name:	Sophia D. Tawil
	Title:	General Counsel